Exhibit 10.3
SECOND AMENDMENT TO
CRUDE OIL SUPPLY AGREEMENT
     THIS SECOND AMENDMENT TO CRUDE OIL SUPPLY AGREEMENT is entered into effective as of July 7, 2009 (this “Amendment”), between Vitol Inc. (“Vitol”) and Coffeyville Resources Refining & Marketing, LLC (“Coffeyville”).
     WHEREAS, Vitol and Coffeyville are parties to a Crude Oil Supply Agreement dated December 2, 2008 (the “Supply Agreement”), as amended pursuant to that certain First Amendment dated effective January 1, 2009 and clarified pursuant to that certain Memorandum of Clarification dated December 31, 2008; and
     WHEREAS, Vitol and Coffeyville have agreed to further amend certain terms and conditions of the Supply Agreement;
     NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Vitol and Coffeyville do hereby agree as follows:
     1. Section 4.1 of the Supply Agreement is amended and restated in its entirety as follows:
“4.1 Initial Term. This Agreement shall become effective on the Effective Date and shall continue until December 31, 2011 (the “Initial Term”), unless terminated earlier pursuant to the terms of this Agreement.”
     2. Section 12.2(b) of the Supply Agreement is amended and restated in its entirety as follows:
“(b) The purchase price set forth in the Provisional Invoice (the “Provisional Transfer Price”) shall be equal to the Transfer Price for the specified Crude Oil Withdrawal plus a Crude Oil quality factor (the “Quality Factor”) equal to five percent (5%) of such Transfer Price. For purposes of calculating the initial Quality Factor under this Agreement and in lieu of and in substitution for such five percent (5%) amount, the Parties agree that the amount of the Quality Factor shall initially be deemed to be equal to TWO MILLION DOLLARS ($2,000,000) and that such amount shall be posted by Coffeyville, at its election, in cash or in the form of a standby letter of credit in form and substance reasonably acceptable to Vitol. Either Party may request that the amount of the Quality Factor be recomputed at any time based on the best available information, provided that, (i) a Party may make such request no more frequently than once each week, and (ii) any adjustment to the Quality Factor shall be in increments of not less than $100,000 and shall be rounded up to the next nearest $100,000. Vitol, acting reasonably, shall use its best estimates for calculating the Transportation and

Direct Costs applicable to such Crude Oil Withdrawal to the extent that such amounts are not yet ascertainable. Each Crude Oil Lot, or portion thereof, included in a Crude Oil Withdrawal shall be allocated on a first-in, first-out basis, and the Provisional Invoice shall be based on the Transfer Price applicable, on a volumetric basis, to each such Crude Oil Lot, or portion thereof. Vitol shall use its best estimate of the trading price for purposes of calculating the WTI Price component of the Transfer Price. In the event that two or more WTI Contracts apply to a Crude Oil Lot, the Provisional Transfer Price shall be computed using the WTI Contracts in sequential order beginning with the most prompt contract first. The Parties acknowledge that the Provisional Transfer Price will be trued-up (including any adjustment to the Quality Factor) in accordance with Section 12.3 to reflect the actual Transfer Price based on the actual components set forth in Section 12.1.
     3. The last sentence of Section 12.4 of the Supply Agreement is amended and restated in its entirety as follows:
“Any payments due under this Section 12.4 shall be payable on the fifth (5th) Business Day following Vitol’s delivery of the Working Capital Statement to Coffeyville but, in no event, later than the last day of the calendar month which immediately follows the calendar month to which such payment applies.”
     4. The last sentence of Section 12.7 of the Supply Agreement is amended and restated in its entirety as follows:
“Within five (5) Business Days after resolution of any dispute as to a statement, the Party owing a disputed amount, if any, shall pay such amount, with interest at the Base Interest Rate from the original due date to but not including the date of payment.”
     5. Section 20.1 of the Supply Agreement is amended and restated in its entirety as follows:
“20.1 Effects of Termination. Upon the termination or expiration of this Agreement, Coffeyville shall acquire (a) all Crude Oil located in the Designated Tanks and (b) all Crude Oil in transit by vessel or in pipelines to be delivered into the Designated Tanks (collectively, the “Final Inventory”), all of which shall be purchased by Coffeyville at the Transfer Price effective as of the date of termination or expiration. Such final purchase and sale Transactions shall be invoiced by Vitol and paid for by Coffeyville in accordance with the procedures set forth in Article 12, except that (i) Coffeyville shall pay one hundred percent (100%) of the Transfer Price without any additional payment for the Quality Factor and (ii) Vitol may prepare and deliver to Coffeyville True-Up Invoices as soon as the necessary information becomes available. The Final Inventory volumes shall be the sum of the following: (i) the volume of Crude Oil in the

Designated Tanks as determined by the records of each Designated Tank operator and (ii) the volume of Crude Oil in transit by vessel or pipeline as determined by the records of each vessel or pipeline operator. In the event that Coffeyville fails to purchase such Crude Oil in accordance with the terms of this Section 20.1, Vitol shall be entitled to sell the Crude Oil and recover from Coffeyville any and all cover damages (including breakage costs) resulting therefrom.
     6. The definitions contained in the Supply Agreement shall have the same meaning in this Amendment unless otherwise stated in this Amendment.
     7. Except as otherwise stated in this Amendment, all terms and conditions of the Supply Agreement shall remain in full force and effect.
     8. This Amendment may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instruments.
     9. This Amendment shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles.
[Signature Page to Follow]

     IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized representative, effective as of the Effective Date.

Vitol Inc.		Coffeyville Resources Refining & Marketing, LLC

By:	/s/ James C. Dyer, IV
	James C. Dyer, IV	By:	/s/ John J. Lipinski
	Title: Vice President		Title: Chief Executive Officer
	Date: 7 July 2009		Date: July 7, 2009